Exhibit 12.1

FINANCIAL RATIOS

The following table sets forth our ratio of earnings to fixed charges and the ratio of our earnings to combined fixed charges and preferred stock dividends for each of the periods presented. Our net losses were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends for each of the periods presented. Because of these deficiencies, the ratio information is not applicable. The extent to which earnings were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends for each period is shown below. Amounts shown are in thousands.

	Year Ended December 31,
	2008	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	N/A
Ratio of earnings to combined fixed charges and preferred stock dividends	N/A	N/A	N/A	N/A	N/A	N/A
Deficiency of earnings available to cover fixed charges	$(62,946)	$(67,056)	$(82,469)	$(33,380)	$(30,814)	$(85,883)
Deficiency of earnings available to cover combined fixed charges and preferred stock dividends	$(62,946)	$(67,056)	$(82,469)	$(33,380)	$(30,814)	$(85,883)